Exhibit 99.01

Entercom Communications Corp.

Reports Record First Quarter Results

Same Station Net Revenues Increase 6%

(Bala Cynwyd, Pa. May 9, 2005) Entercom Communications Corp. (NYSE: ETM) today reported record financial results for the quarter ended March 31, 2005.

The Company achieved record-breaking first quarter results in net revenues and station operating income.

For the first quarter as compared to the prior year:

•                  Net revenues and station operating expenses increased 8% to $94.3 million and 7% to $58.5 million, respectively.  Station operating income increased by 10%.

•                  Same station net revenues and same station operating expenses increased 6% to $94.3 million and 3% to $58.5 million, respectively.  Same station operating income increased 10% to $35.8 million.

•                  Net income per share increased 48% to $0.34, which included a gain on sale of assets of $0.07 per share in this quarter.

•                  Pro forma net income per share, excluding gain/loss on sale of assets, increased 17% to $0.27 from $0.23.

David J. Field, President and Chief Executive Officer stated, “We are very pleased to report that Entercom delivered record-breaking results and strong top line and bottom line growth during Q1.  Same station revenues grew 6%, doubling the growth rates of our markets which were up 3% during the quarter.  Furthermore, Entercom delivered 10% same station operating income growth while same station operating expense growth was held to 3%.  Our future prospects continue to improve, driven by a number of recent developments, including positive traction on company and industry initiatives (such as accelerating adoption of 30-second commercials), our newly announced acquisition in Greenville (which should close later in the year) and several recent format changes.  We have also continued to create additional shareholder value by deploying our strong free cash flow towards our share buyback programs.”

Additional Information

During the quarter, the Company completed its second $100.0 million share repurchase program and announced its third $100.0 million share repurchase program.  The Company repurchased 2.6 million shares of common stock for $89.1 million in the first quarter. The Company has now retired 11% of its outstanding common stock since the commencement of the repurchases.

On March 18, 2005, the Company entered into an agreement to acquire the assets of WROQ-FM, WTPT-FM and WGVC-FM for $45.0 million in cash, expanding its presence in the Greenville/Spartanburg, South Carolina radio market. Due to FCC station ownership limits, the Company intends to sell two of its radio stations, WOLT-FM and WOLI-FM. Closing on these transactions is expected in the second half of 2005 and upon closing, the Company expects to own and operate eight radio stations in this market.

On March 31, 2005, the Company completed the sale of its radio stations in Longview, Washington for $2.2 million in cash and recorded a marginal gain on the sale of assets. Prior to the sale, the buyer had entered into a time brokerage agreement to operate these stations that commenced on November 15, 2004.

On January 21, 2005, the Company completed the sale of KDDS-AM (formerly KNWX-AM) in Seattle, Washington for $6.0 million in cash and recorded a gain on sale of assets of $5.5 million. Prior to the sale, the buyer had entered into a time brokerage agreement to operate these stations that commenced on December 12, 2004.

The Company’s corporate general and administrative expense in the quarter increased to $5.0 million primarily due to extraordinary legal expenses of $0.7 million associated with complying with the New York State Attorney General’s investigation of record company promotional practices.

The number of shares outstanding as of March 31, 2005, was 46.0 million, while the weighted average diluted shares outstanding for the quarter was 47.9 million.

As of March 31, 2005, the Company had $12 million in cash and cash equivalents. The Company had outstanding $394 million of Senior Debt and $150 million of Senior Subordinated Notes due in 2014.

Second Quarter Guidance

The second quarter results will be negatively impacted to a small degree by several recent format changes.  Based on the current business outlook, the Company expects to report an increase in same station net revenues and station operating expenses of approximately 4%.

For purposes of same station comparisons, last year’s same station second quarter net revenues were $114.9 million and station operating expenses were $63.4 million.  Reconciliation of prior year reported and same station results are available on the Company’s website.

Earnings Conference Call and Company Information

Entercom will hold a conference call regarding the quarterly earnings release on Monday, May 9, 2005 at 9:30 AM Eastern Time.  The public may access the conference call by dialing 888-913-9965.  A replay of the conference call will be available through May 16, 2005 by dialing 800-944-3031.  A webcast of the conference call will be available beginning 24 hours after the call on the Company’s website for a period of one week.  Entercom’s website is located at www.entercom.com.

Entercom is the nation’s fourth largest radio broadcaster, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Indianapolis, Milwaukee, New Orleans, Norfolk, Buffalo, Memphis, Providence, Greensboro, Greenville/Spartanburg, Rochester, Madison, Wichita, Wilkes- Barre/Scranton and Gainesville/Ocala.

Certain Definitions

All references to per share data, unless stated otherwise, are presented as per diluted share.

It is important to note that station operating income, same station net revenues, same station operating expenses, same station operating income and free cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station operating income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses and gain or loss on sale of assets.

Free cash flow consists of operating income: (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses); and (ii) less net interest expense (excluding amortization of deferred financing costs), gain (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the same station operating data the effects of changes in status of significant contracts that: (i) relate to operations; (ii) have a significant effect on the net revenues and or station operating expenses of a particular market; and (iii) are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or indicative of future operating results or financial position.  Accordingly, the Company’s actual performance may differ materially from those stated or implied herein.  The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:

Steve Fisher

Executive Vice President and Chief Financial Officer

610-660-5647

Entercom First Quarter 2005

Earnings Release

ENTERCOM COMMUNICATIONS CORP.

CONDENSED CONSOLIDATED FINANCIAL DATA

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
CONDENSED STATEMENTS OF OPERATIONS

Net Revenues	$94,307	$87,038

Station Operating Expenses	58,508	54,523
Corporate General and Administrative Expenses, Including Non-Cash Compensation Expense of $229 and $145 for the Three Months Ended March 31, 2005 and 2004, Respectively.	4,980	3,708
Depreciation and Amortization	4,036	4,002
Time Brokerage Agreement Income	(24)	—
Net (Gain) Loss on Sale or Disposition of Assets	(5,533)	31
Operating Income	32,340	24,774

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of $329 and $244 for the Three Months Ended March 31, 2005 and 2004, Respectively.	6,618	4,818
Interest Income	(56)	(66)
Net (Gain) Loss on Derivative Instruments	(710)	330
Gain on investments	(41)	—
Total Other Expense	5,811	5,082

Income Before Income Taxes	26,529	19,692
Income Taxes	10,292	7,728
Net Income	$16,237	$11,964
Net Income Per Share - Basic and Diluted	$0.34	$0.23

Weighted Common Shares Outstanding - Basic	47,638	51,489
Weighted Common Shares Outstanding - Diluted	47,917	52,082

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Capital Expenditures	$1,887	$1,726
Income Taxes Paid	$2,436	$1,185

SELECTED BALANCE SHEET DATA

	March 31,
	2005	2004

Cash and Cash Equivalents	$11,842	$27,911
Working Capital	76,684	21,118
Total Assets	1,662,347	1,581,367
Senior Debt	394,272	227,790
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	923,846	1,045,681

OTHER FINANCIAL DATA

	Three Months Ended
	December 31,
	2005	2004
Same Station Computations:
Net Revenues - Reconciliation of Same Station Net Revenues to GAAP:
Net Revenues as Reported	$94,307	$87,038
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	1,997
Same Station Net Revenues	$94,307	$89,035

Station Operating Expenses - Reconciliation of Same Station Operating
Expenses to GAAP:
Station Operating Expenses as Reported	$58,508	$54,523
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	2,041
Same Station Operating Expenses	$58,508	$56,564

Reconciliation of Station Operating Income and Same Station Operating Income to GAAP (Operating Income):
Operating Income as Reported	$32,340	$24,774
Corporate General and Administrative Expenses	4,980	3,708
Depreciation and Amortization	4,036	4,002
Net Time Brokerage Agreement Fees (Income)	(24)	—
Net (Gain) Loss on Sale or Disposition of Assets	(5,533)	31
Station Operating Income	35,799	32,515
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	(44)
Same Station Operating Income	$35,799	$32,471

Reconciliation of Free Cash Flow to GAAP (Net Income):
Net Income as Reported	$16,237	$11,964
Depreciation and Amortization	4,036	4,002
Deferred Financing Costs Included in Interest Expense	329	244
Non-Cash Compensation Expense	229	145
Net (Gain) Loss on Sale or Disposition of Assets	(5,533)	31
Net Gain on Derivative Instruments	(710)	330
Gain on investments	(41)	—
Income Taxes	10,292	7,728
Capital Expenditures	(1,887)	(1,726)
Taxes Paid	(2,436)	(1,185)
Free Cash Flow	$20,516	$21,533

Reconciliation of Free Cash Flow to GAAP (Operating Income):
Operating Income as Reported	$32,340	$24,774
Depreciation and Amortization	4,036	4,002
Non-Cash Compensation Expense	229	145
Interest Expense, Net of Interest Income and Deferred Financing Costs	(6,233)	(4,508)
Capital Expenditures	(1,887)	(1,726)
Net (Gain) Loss on Sale or Disposition of Assets	(5,533)	31
Taxes Paid	(2,436)	(1,185)
Free Cash Flow	$20,516	$21,533

Reconciliation of Pro Forma Net Income Per Share - Diluted to GAAP
Net Income Per Share - Diluted as Reported	$0.34	$0.23
Net (Gain) Loss on Sale or Disposition of Assets, Net of (Tax Benefit) Tax Provision	(0.07)	—
Pro Forma Net Income Per Share - Diluted	$0.27	$0.23

PRIOR YEAR’S DATA

Second Quarter 2004 For Comparison To Second Quarter 2005 Estimates

Three Months
Ended
30-Jun-04
Reconciliation of Second Quarter 2004 Same Station Net
Revenues to GAAP (Net Revenues):

Net Revenues as Reported	$113,677
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	1,183
Same Station Net Revenues	$114,860

Reconciliation of Second Quarter 2004 Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported	$62,356
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	1,076
Same Station Operating Expenses	$63,432